SUSSER
Holdings Corporation

stripes® Susser Petroleum Company

Team Update
Equity Compensation Proposal
April 20, 2010

stripes® Susser Petroleum Company SUSSER Holdings Corporation

— The proposed option exchange program has not commenced, and will not be conducted unless and until our shareholders approve a proposed amendment to the 2006 Equity Incentive Plan necessary to allow the program to be undertaken.  A majority shareholder vote is required to approve the proposed plan amendment, and this vote will be taken at the upcoming annual meeting of shareholders scheduled for
 May 26, 2010 (the “Annual Meeting”).  Those of you who own our common stock will be receiving, in the near future, a copy of the definitive proxy statement relating to the Annual Meeting, and will be asked to vote on all matters on the Annual Meeting agenda, including the proposed amendment to the 2006 Equity
 Incentive Plan.  After the Annual Meeting, if and when the option exchange program begins, the Company will provide option holders who are eligible to participate in the option exchange program with written materials explaining the precise terms and timing of the program.
— Please note that this presentation is not our definitive proxy statement (the “Proxy Statement”), which was filed April 20, 2010, with the Securities and Exchange Commission ("SEC") and is being  mailed to all shareholders, including those of you who now own Susser common stock.  We urge anyone here who wants to know more about the proposed plan amendment -- which, again, is necessary to permit the exchange program to commence -- or any of the other matters that will be submitted to a vote at the upcoming Annual Meeting --  to review our Proxy Statement in its entirety.  The Proxy Statement contains important information about the proposed plan amendment and related option exchange program and other matters subject to a shareholder vote at the Annual Meeting. You can obtain a copy of the Proxy
 Statement without charge from InvestorRelations@susser.com, view it on the SEC's website at
 www.sec.gov., or on our website at http://investor.susser.com/annual-proxy.cfmor, if you are a shareholder, read it when you receive it through the mail.
Important Legal Information

— If the necessary shareholder approval is obtained at the Annual Meeting, we will commence the proposed exchange offer and file the required disclosures with the SEC as part of a tender offer statement on
 Schedule TO.  The Company’s shareholders and option holders will be able to obtain these written materials and other documents filed by us with the SEC free of charge at www.sec.gov.  In addition, the
 Company’s shareholders and option holders may obtain free copies of the tender offer documents, when available, by contacting InvestorRelations@susser.com.
— Stock option exchanges are governed by SEC and NASDAQ regulations, which severely limit communications by or on behalf of the Company.  As a result, our executives, management and human resources staff cannot respond to your individual questions regarding the program prior to its
 commencement following the vote of the shareholders at the annual meeting.   Persons who are eligible to
 participate in the option exchange program should read the written materials regarding the option exchange program carefully when they become available because they will contain important information about the program.
Important Legal Information
(cont.)

— Inform you of an important decision our Compensation
 Committee and Board of Directors have made.
— Provide a general overview of a recommendation that will
 be made to shareholders in Susser Holdings’ Proxy
 Statement that has been filed with the Securities and
 Exchange Commission earlier this week.
Why Are We Here Today?

— SUSS stock price is currently significantly below the
 strike price of many stock option grants, i.e. the options
 are “under water”.
— The Company and Board desire to reward and retain
 team members with opportunities for ownership in the
 business - stock option grants have been used to help
 accomplish that goal.
— A recommendation to approve an amendment to our
 2006 Equity Incentive Plan to permit a one-time option
 exchange offer for certain stock options that were issued
 in the past has been made in the Proxy statement.
— This recommendation requires shareholder approval at
 the May 26, 2010 annual meeting.
Current Backdrop

— Recognize our team as our competitive advantage!
— Motivate and encourage top tier performance.
— Support retention and leadership continuity.
— Deliver a balance of options and restricted shares.
— Accomplish the option exchange with nominal
 incremental accounting expense to the business.
What Are the Objectives of the Proxy
Recommendation?

— Responsibly manage the number of available shares
 under the 2006 Equity Incentive Plan to enable and
 maximize future grants.
— Provide individual choice regarding participation in the
 voluntary tender offer/exchange.
Objectives of the Proxy Recommendation?
 (cont’d)

 — Amend the 2006 Equity Incentive Plan to allow a one-
 time option exchange program.
 — If approved, eligible team members may choose to
 “exchange” certain designated stock options for a new
 package of stock options and restricted stock.
 — Option grants included in the exchange program would
 be those that were issued in the past at a strike price >
 $13.92.
 — Executive Vice Presidents who received stock option
 grants at or above $13.92 will be eligible to participate
 in the option exchange program if it receives
 shareholder approval, but will receive only stock options
 in exchange (no portion will be in restricted shares).
What is the Proxy Recommendation?

— Susser’s CEO, Sam L. Susser, has voluntarily forfeited
 outstanding stock options and will not be eligible to
 participate in the option exchange program.
 — This change makes it clear that he does not personally
 derive a benefit from the exchange of his options.
 — Allows the Company to issue additional options and shares to others without incurring incremental accounting expense.
— Members of our Board of Directors are not eligible to
 participate in the option exchange program.
What is the Proxy Recommendation?
(cont.)

— For those who elect to participate in the exchange:
 a. The number of shares underlying the new stock options
 + the number of new restricted shares received will be
 less than the number of shares underlying the stock
 options exchanged.
 b. The strike price of the new options will be lower than the options exchanged (greater of $10 or the closing price of
 SUSS common stock on the date the new options are
 granted).
 c. Subject to the holder’s continued employment,
 regardless of the number of years of service, vesting of
 the new options and restricted shares will occur:
 — One-half on 9/30/11
 — One-half on 9/30/12
What is the Proxy Recommendation?
(cont.)

 — A tender offer for existing stock options with strike price
 ≥ $13.92 will be made.
 — The Compensation Committee will determine the
 exchange ratios for each eligible option pursuant to
 tender offer materials filed with the Securities and
 Exchange Commission using Black-Scholes
 methodology shortly before the closing of the exchange
 offer.
 — The fair value of the surrendered options will be
 approximately equal to the fair value of the exchange
 consideration (new stock options + restricted stock)
 received.
If Approved, What Will Happen?

— These options will be exchanged with a mix of options
 and restricted stock with approximately 50/50 value (but
 with a greater number of options than stock).
If Approved, What Will Happen?
(cont.)

— 4/20/10 - Proxy Filing
— 5/26/10 - Annual Shareholders’ Meeting
— 5/27/10 - Opening of Tender Offer Period (if approved)
 and Filing of Tender Offer Material With the Securities
 and Exchange Commission
— 5/27/10 - Communications Period Begins With
 Distribution of Initial Documents and Continues With
 Follow-Ups and Confirmations Through Close of Tender
 Offer Period
— 6/28/10 - Close of Tender Offer Period
What Is the Expected Timeline?

Can You Give Me An Example?
Although the exchange ratios cannot be determined now,
following are three assumed exchange ratio share prices,
illustrating the amount(s) of exchange options and
exchange stock that would be issued, as a percentage of
shares covered by the surrendered options, for each of the
six exercise price tiers for the eligible options, based on the
Black Scholes valuation methodology.

Exercise Price of Surrendered Option	Ratios if exchange ratio share price is $6.75(1)		Ratios if exchange ratio share price is $8.75(1)		Ratios if exchange ratio share price is $10.75(2)	
	Exchange Options	Exchange Stock	Exchange Options	Exchange Stock	Exchange Options	Exchange Stock
$13.92	29.48%	5.75%	32.27%	11.55%	36.17%	14.47%
$16.36	29.28%	6.67%	31.02%	12.52%	35.06%	15.49%
$16.50 (Group A) (3)	25.70%	5.64%	28.76%	11.15%	31.97%	13.77%
$16.50 (Group B) (3)	25.26%	5.13%	27.40%	10.12%	32.05%	13.12%
$23.58	19.47%	4.52%	22.07%	9.03%	25.37%	11.35%
$24.22	19.87%	4.67%	22.38%	9.26%	25.52%	11.54%

stripes Susser Petroleum Company SUSSER Holdings Corporation

(1) The exchange ratios in this column assume a $10.00 per share exchange option exercise price.
(2) The exchange ratios in this column assume an exchange option exercise price per share equal to the exchange ratio share price of $10.75.
(3) In connection with our initial public offering, we made two separate grants of options at our offering price of $16.50.
Example
(reference Proxy page 42)

 If the market value of our common stock is $8.75 on the
 date the exchange ratios are calculated (which we expect
 will be the trading day prior to the closing of the
 exchange offer), a holder of an option for 1,000 shares
 with the following original exercise prices would receive,
 on the date the exchange offer closes:
 — $24.22 original exercise price - An exchange option
 covering 224 shares of common stock (22.38% of
 shares covered by the surrendered option) and 93
 shares of exchange stock (9.26% of shares covered
 by the surrendered option).
Illustrative Exchanges
(reference Proxy page 42)

 — $16.50 (Group B) original exercise price - An exchange
 option covering 274 shares of common stock (27.40% of
 shares covered by the surrendered option) and 101 shares
 of exchange stock (10.12% of shares covered by
 surrendered option).
 — $13.92 original exercise price - An exchange option
 covering 323 shares of common stock (32.27% of shares
 covered by the surrendered option) and 116 shares of
 exchange stock (11.55% of shares covered by the
 surrendered option).
Illustrative Exchanges
(reference Proxy page 42)

— If you are interested in reading the full details of
 the recommendation to shareholders, you will
 find it in the Proxy statement that was filed
 recently.
— There is nothing further for you to do at this time.
What Do I Need To Do Now?